Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Net Income and Adjusted EBITDA for the Fourth Quarter Exceed Expectations

Company’s Powerful Subscription Business Growth Engine, Including the All Access Pass and Leader in Me Membership, Show Continued Strong Growth, High Revenue Retention, and Durability with Clients

Liquidity, Financial Position, and Cash Flows From Operating Activities Remain Strong at August 31, 2020

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its fourth quarter of fiscal 2020 and full fiscal year, which ended on August 31, 2020.

Introduction

While the Company’s fourth quarter 2020 results were impacted by the COVID-19 pandemic, the Company was pleased that due to the continued strength of its subscription business and its quick pivot to delivering content live-online and through other digital modalities, its fourth quarter financial results were better-than-expected.  The Company’s revenues were favorably impacted by the continued strength of its subscription business, driven by the All Access Pass (AAP) in the Enterprise Division and the Leader in Me membership in the Education Division.  Throughout the pandemic, the Company’s AAP sales have been strong and resilient.  During the third and fourth quarters of fiscal 2020, All Access Pass sales grew 15% compared with the prior year, and both Pass sales to new logos and multi-year contract sales increased over the prior year.  Fiscal 2020 AAP revenue retention also remained strong at over 90% for the year.  Following the initial impact of the pandemic, the Company’s U.S.\Canada and governmental clients quickly transitioned to the Company’s live-online and digital delivery options, and by July the Company’s booking pace for add-on coaching and services was equal to that achieved in prior year and then exceeded last year’s pace through August.  The Company remains optimistic that sales and revenue retention for All Access Pass subscription sales, and the booking pace for All Access Pass-related add-on services will continue to be strong in both the current and future periods.   The Company’s China and Japan direct offices and its licensee partners are all in transition to selling AAP almost exclusively.  However, because most of these operations had just started to sell the All Access Pass, they did not have a strong base of subscription revenue at the onset of the pandemic.  As a result, these operations were highly dependent upon the in-person delivery of content and training.  Stay-at-home restrictions made it necessary to reschedule nearly all of their training engagements and sales declined disproportionately at these operations.  However, these offices’ sales began to improve in the fourth quarter, and the Company is optimistic that international momentum will continue to rebuild in fiscal 2021.  Despite the uncertainties in educational funding during the pandemic, nearly 2,200 schools renewed their Leader in Me memberships and the Company added 320 new schools to the Leader in Me program.  The Company believes this performance from the Education Division was remarkable in the current environment.

Through continued subscription business strength, recovering services revenue, improved margins, and lower costs, the Company was able to exceed expectations for net income and adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA).  In addition, the Company’s liquidity, financial position, and cash flows from operating activities remained strong at August 31, 2020.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We have been very encouraged by the strength and resilience of our subscription business and by the strength of demand for our live-online and other digital delivery modalities.  During the pandemic, All Access Pass sales have increased on all fronts, including: sales to new organizations; sales of multi-year All Access Passes; and a revenue retention rate that exceeded 90% during fiscal 2020.  Our clients have pivoted to scheduling training and coaching engagements through our digital ‘live-online’ modality and our booking pace has improved significantly during the fourth quarter compared with earlier in the pandemic, and has now returned to pre-pandemic levels.  Previous investments in our delivery capabilities have been key in allowing us to provide high-quality content, training, and coaching through digital modalities.  Sales in our foreign offices and among our international licensees also strengthened and improved compared with the third quarter.  These foreign operations, which will ultimately sell primarily All Access Pass did not have a significant base of subscription revenues entering this period to add strength and durability to their operations.  As a result, these operations accounted for a significantly disproportionate share of the decline in our sales over the third and fourth quarters of fiscal 2020.  We expect these foreign operations to continue to strengthen in fiscal 2021 as they make the transition to selling the All Access Pass and related services.  Additionally, despite the fierce headwinds faced by educational institutions in our third and fourth quarters as schools closed, teaching moved live-online, the need for school-provided meals continued, and budgets were constrained, nearly 2,200 existing Leader in Me schools renewed their Leader in Me subscriptions (a number higher than in fiscal 2019) and 320 new schools became Leader in Me schools.  We believe this was a remarkable achievement in the current economic environment.”

Whitman continued, “Organizations of all kinds face what can seem like intractable challenges relating to getting the most from their people and organizations, executing with excellence, etc., and the current environment only adds to the difficulty of successfully addressing these challenges.  However, these are exactly the challenges which Franklin Covey’s ongoing significant investments in best-in-class content and solutions are focused on addressing.  Further, our ongoing investments in technology have provided customers with the ability to access the full collection of our solutions, through almost any modality, in any segment of time, on nearly any device, and in more than 20 languages worldwide through our All Access Pass and Leader in Me subscription offerings.  Customers have found this value proposition to be very compelling both before and during these unusual times.  We are confident that, driven by its All Access Pass and Leader in Me subscription businesses, Franklin Covey will be able to accelerate its growth in revenue, Adjusted EBITDA, and cash flow in fiscal 2021 and beyond.”

Financial Overview

The following is a summary of key financial results for the quarter ended August 31, 2020:

◾
Net Sales:  Consolidated sales for the fourth quarter of fiscal 2020 were $49.0 million, compared with sales of $65.2 million in the fourth quarter of fiscal 2019, reflecting that while sales of the Company’s All Access Pass subscription service remained strong, the need to reschedule training, coaching, and consulting days, which had previously been scheduled live onsite at client locations resulted in reduced sales in certain of the Company’s international direct offices, international licensees, in the Education Division, and in the U.S. and Canada.  Enterprise Division sales for the fourth quarter of fiscal 2020 were $34.3 million compared with $45.8 million in the fourth quarter of fiscal 2019, with the Enterprise Division’s international direct and licensee operations accounting for the majority of the decline in revenue, reflecting that these operations had only a very small base of subscription and subscription-related revenue entering this period.  The Company is encouraged by strong subscription renewals and improving trends in new training and coaching events as it begins fiscal 2021.  Education Division sales were $13.2 million in the fourth quarter of fiscal 2020, compared with $17.7 million in the fourth quarter of the prior year, reflecting primarily that while the Education Division was able to add 320 new Leader in Me schools, primarily during the pandemic, this number was lower than in last year’s fourth quarter due to the tremendous disruption and uncertainties that schools have faced.  On the other hand, the Leader in Me membership subscription business remained strong, with nearly 2,200 schools renewing their Leader in Me subscriptions (a higher number than in fiscal 2019).  As a result, total subscription revenue from Leader in Me memberships increased 11% for the year ended August 31, 2020, compared with fiscal 2019.  The Company continues to be encouraged by the acceptance and resilience of its subscription and subscription-related services during the pandemic and believes this strength sets a solid foundation for fiscal 2021.
◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  For the quarter ended August 31, 2020, the Company’s reported subscription revenue increased $2.2 million, or 11% compared with the fourth quarter of fiscal 2019.  At August 31, 2020, the Company had $60.6 million of deferred subscription revenue on its balance sheet compared with $58.2 million of deferred subscription revenue at August 31, 2019.  At August 31, 2020, the Company had $39.6 million of unbilled deferred revenue, a 32%, or $9.7 million, increase compared with $29.9 million of unbilled deferred revenue at August 31, 2019.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company’s balance sheet.

◾
Gross profit:  Fourth quarter 2020 gross profit totaled $37.9 million compared with $47.5 million in the prior year and declined primarily due to a decrease in services sales compared with fiscal 2019.  The Company’s gross margin for the quarter ended August 31, 2020 improved 437 basis points to 77.3% of sales compared with 72.9% in the fourth quarter of fiscal 2019, reflecting increased subscription and decreased onsite and facilitator revenues in the overall mix of sales.

◾
Operating Expenses:  The Company’s operating expenses for the quarter ended August 31, 2020 decreased $4.7 million compared with fiscal 2019, which was primarily due to decreased selling, general, and administrative (SG&A) expenses and reduced stock-based compensation expense.  Decreased SG&A expense was primarily related to decreased variable compensation such as commissions, bonuses, and incentives; decreased travel and entertainment; and cost savings from various other areas of the Company’s operations.  The Company reevaluates its stock-based compensation instruments at each reporting date.  Due to the adverse impact of COVID-19 and uncertainties related to the timing of the expected recovery, the Company determined that certain tranches of previously granted performance awards would not vest prior to their expiration.  No stock-based compensation expense was recorded for these tranches during the fourth quarter of fiscal 2020.  Partially offsetting these decreased costs were $1.6 million of costs to restructure certain information technology and central operational functions, marketing functions, and the investment in additional sales personnel that have been hired over previous quarters.  At August 31, 2020, the Company had 254 client partners compared with 245 client partners at August 31, 2019.

◾
Operating Income:  The Company reported $3.7 million of income from operations for the fourth quarter of fiscal 2020, compared with operating income of $8.7 million in the fourth quarter of the prior year.

◾
Income Taxes:  The Company’s income tax provision for the quarter ended August 31, 2020 was $2.2 million, compared with $2.3 million in the fourth quarter of fiscal 2019.  The increase in the effective income tax rate in the fourth quarter of fiscal 2020 was primarily due to $1.1 million of additional income tax expense from an increase in the valuation allowance against the Company’s deferred income tax assets.  In consideration of the relevant accounting literature, we reevaluated our valuation allowances in fiscal 2020.  As a result of cumulative pre-tax losses over the past three fiscal years, combined with the expected continued disruptions and negative impact to the Company’s business resulting from uncertainties related to the recovery from the pandemic, the Company was unable to overcome accounting guidance indicating that it is more-likely-than-not that insufficient taxable income will be available to realize all of its deferred tax assets before they expire.  These deferred tax assets consist primarily of foreign tax credit carryforwards and a portion of its net operating loss carryforwards.

◾
Net Income:  The Company reported net income of $1.0 million, or $.07 per diluted share, for the fourth quarter of fiscal 2020, compared with $5.9 million, or $0.41 per diluted share, in the fourth quarter of the prior year, reflecting the above-noted factors.

◾
Adjusted EBITDA:  Adjusted EBITDA for the fourth quarter was $8.9 million compared with $13.4 million in the fourth quarter of the prior year, reflecting the decrease in sales resulting from the COVID-19 pandemic.

◾
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $27.1 million of cash at August 31, 2020, and no borrowings on its $15.0 million line of credit, compared with $27.7 million at August 31, 2019.  Cash flows from operating activities for fiscal 2020 remained solid at $27.6 million, compared with $30.5 million in fiscal 2019, despite the challenging economic environment in the second half of fiscal 2020.

Full Year Fiscal 2020 Financial Results

After a strong start in the first half of fiscal 2020, which saw consolidated sales increase 8% over the first two quarters of fiscal 2019, the Company’s fiscal 2020 results were adversely affected by the impact of the COVID-19 pandemic on third and fourth quarter results.  Consolidated sales for the fiscal year ended August 31, 2020 were $198.5 million compared with $225.4 million in fiscal 2019, reflecting decreased services revenues as previously described.  The Company’s subscription revenues remained strong during fiscal 2020 and increased 16% compared with fiscal 2019.  Enterprise Division sales were $148.2 million, compared with $170.7 million in the prior year, and were primarily impacted by reduced international direct office sales and decreased international licensee sales as these operations had very little deferred subscription revenue at the onset of the pandemic.  Enterprise Division sales were also negatively impacted by reduced live onsite and facilitator revenues as offices and workplaces were closed and international economies were essentially shut down during the second half of fiscal 2020.  However, as previously mentioned, the booking pace for All Access Pass add-on services began to recover in the fourth quarter and the Company is optimistic about booking trends in current and future periods.  Education Division revenues were $43.4 million compared with $48.9 million in fiscal 2019, reflecting primarily that while the Education Division was able to add 320 new Leader in Me schools, this number was lower than in fiscal 2020 quarter due to the disruptions and uncertainties that schools have faced during the pandemic.  The Leader in Me membership subscription business remained strong, with nearly 2,200 schools renewing their Leader in Me subscriptions in fiscal 2020 (a higher number than in fiscal 2019).  Consolidated gross profit for fiscal 2020 totaled $145.4 million compared with $159.3 million in fiscal 2019.  Gross margin in fiscal 2020 improved 256 basis points to 73.3% of sales compared with 70.7% in the prior year, reflecting the impact of increased subscription revenues in the mix of total sales.

Operating expenses in fiscal 2020 decreased $14.3 million compared with fiscal 2019, primarily due to decreased SG&A expenses and decreased stock-based compensation expense.  SG&A expense decreased $10.6 million primarily due to decreased variable compensation costs including commissions, bonuses, and incentives from reduced sales; decreased travel and marketing expense; decreased expense related to contingent acquisition liabilities; and cost savings in various areas of the Company’s operations.  Stock-based compensation expense decreased $5.4 million due to the reevaluation of stock-based compensation awards in the third quarter of fiscal 2020 and reduced expense in the fourth quarter.  The Company’s income from operations for fiscal 2020 improved to $3.1 million compared with $2.7 million in fiscal 2019.  Including the impact of an $11.3 million increase in its deferred income tax asset valuation allowance (refer to discussion above) and a corresponding increase in the Company’s effective income tax rate, the Company reported a net loss of $(9.4) million, or $(0.68) per share, in fiscal 2020, compared with a $(1.0) million loss, or $(.07) per share, in fiscal 2019.  Adjusted EBITDA in fiscal 2020 was $14.3 million compared with $20.6 million for fiscal 2019, reflecting the impact of the COVID-19 pandemic on the Company’s third and fourth quarter results of operations.  In constant currency, the Company’s Adjusted EBITDA was $14.7 million in fiscal 2020.

Fiscal 2021 Outlook

Based on current expectations, including the duration and anticipated economic recovery from the COVID-19 pandemic, the Company expects Adjusted EBITDA to total between $20 million to $22 million in fiscal 2021.  The Company remains confident the strength of the All Access Pass and Leader in Me membership, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive accelerated growth in fiscal 2021 and in the future.

Earnings Conference Call

On Thursday, November 5, 2020, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the fourth quarter and fiscal year ended August 31, 2020.  Interested persons may participate by dialing 800-446-2782 (International participants may dial 847-413-3235), access code: 49992976.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/idnvz4jm.  The webcast will remain accessible through November 19, 2020 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.

The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2020	2019	2020	2019

Net sales	$48,994	$65,165	$198,456	$225,356

Cost of sales	11,140	17,663	53,086	66,042
Gross profit	37,854	47,502	145,370	159,314

Selling, general, and administrative	28,749	34,288	129,979	140,530
Stock-based compensation	887	1,749	(573)	4,789
Restructuring costs	1,636	-	1,636	-
Depreciation	1,739	1,558	6,664	6,364
Amortization	1,102	1,179	4,606	4,976
Income from operations	3,741	8,728	3,058	2,655

Interest expense, net	(515)	(534)	(2,262)	(2,063)
Income before income taxes	3,226	8,194	796	592

Income tax provision	(2,246)	(2,319)	(10,231)	(1,615)
Net income (loss)	$980	$5,875	$(9,435)	$(1,023)

Net income (loss) per common share:
Basic	$0.07	$0.42	$(0.68)	$(0.07)
Diluted	0.07	0.41	(0.68)	(0.07)

Weighted average common shares:
Basic	13,876	13,974	13,892	13,948
Diluted	13,941	14,227	13,892	13,948

Other data:
Adjusted EBITDA(1)	$8,909	$13,403	$14,284	$20,606

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2020	2019	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$980	$5,875	$(9,435)	$(1,023)
Adjustments:
Interest expense, net	515	534	2,262	2,063
Income tax provision	2,246	2,319	10,231	1,615
Amortization	1,102	1,179	4,606	4,976
Depreciation	1,739	1,558	6,664	6,364
Stock-based compensation	887	1,749	(573)	4,789
Increase in the fair value of contingent
consideration liabilities	318	189	(49)	1,334
Restructuring costs	1,636	-	1,636	-
Government COVID-19 assistance proceeds	(514)	-	(514)	-
Gain from insurance settlement	-	-	(933)	-
Knowledge Capital wind-down costs	-	-	389	-
Licensee transition costs	-	-	-	488

Adjusted EBITDA	$8,909	$13,403	$14,284	$20,606

Adjusted EBITDA margin	18.2%	20.6%	7.2%	9.1%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2020	2019	2020	2019
Sales by Division/Segment:
Enterprise Division:
Direct offices	$32,936	$42,482	$139,780	$157,754
International licensees	1,332	3,298	8,451	12,896
	34,268	45,780	148,231	170,650
Education Division	13,215	17,748	43,405	48,880
Corporate and other	1,511	1,637	6,820	5,826

Consolidated	$48,994	$65,165	$198,456	$225,356

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$26,924	$32,554	$108,144	$116,755
International licensees	983	2,716	6,679	10,231
	27,907	35,270	114,823	126,986
Education Division	9,271	11,705	27,099	30,373
Corporate and other	676	527	3,448	1,955

Consolidated	$37,854	$47,502	$145,370	$159,314

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$6,899	$8,753	$17,694	$19,455
International licensees	(290)	1,945	2,406	6,072
	6,609	10,698	20,100	25,527
Education Division	3,617	4,909	(90)	3,553
Corporate and other	(1,317)	(2,204)	(5,726)	(8,474)

Consolidated	$8,909	$13,403	$14,284	$20,606

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$27,137	$27,699
Accounts receivable, less allowance for
doubtful accounts of $4,159 and $4,242	56,407	73,227
Inventories	2,974	3,481
Prepaid expenses and other current assets	15,146	14,933
Total current assets	101,664	119,340

Property and equipment, net	15,723	18,579
Intangible assets, net	47,125	47,690
Goodwill	24,220	24,220
Deferred income tax assets	1,094	5,045
Other long-term assets	15,611	10,039
	$205,437	$224,913

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$5,000
Current portion of financing obligation	2,600	2,335
Accounts payable	5,622	9,668
Deferred subscription revenue	59,289	56,250
Other deferred revenue	7,389	5,972
Accrued liabilities	22,628	24,319
Total current liabilities	102,528	103,544

Term notes payable, less current portion	15,000	15,000
Financing obligation, less current portion	14,048	16,648
Other liabilities	9,110	7,527
Deferred income tax liabilities	5,298	180
Total liabilities	145,984	142,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,920	215,964
Retained earnings	49,968	59,403
Accumulated other comprehensive income	641	269
Treasury stock at cost, 13,175 and 13,087 shares	(204,429)	(194,975)
Total shareholders' equity	59,453	82,014
	$205,437	$224,913